												Exhibit 99.2
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2013
	(in thousands)

	Initial Cost to Company				Gross Amount at Which Carried at Close of Period
	Land		Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Date of Completion of Construction or Acquisition	Depreciable Life
Shopping Centers:
Arizona Mills, Tempe, AZ (1)	$22,017		$147,922	$5,339	$22,017	$153,261	$175,278		$60,346	$114,932	$167,335	1997	50 Years
Fair Oaks, Fairfax, VA	7,667		33,147	78,428	7,667	111,575	119,242		69,874	49,368	275,000	1980	55 Years
The Mall at Millenia, Orlando, FL	22,517		176,577	1,041	22,517	177,618	200,135		66,400	133,735	350,000	2002	50 Years
Stamford Town Center, Stamford, CT	9,537		40,044	94,409	9,537	134,453	143,990		73,333	70,657		1982	40 Years
Sunvalley, Concord, CA	350		65,740	38,084	350	103,824	104,174		62,466	41,708	186,249	1967	40 Years
Waterside Shops, Naples, FL	12,604		66,930	73,204	12,604	140,134	152,738		45,337	107,401	165,000	2003	50 Years
Westfarms, Farmington, CT	5,287		38,638	142,327	5,287	180,965	186,252		101,064	85,188	312,617	1974	34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,697				42,697		42,697			42,697	23,541	2006
Peripheral Land	1,547				1,547		1,547			1,547
Construction in Process and Development - Pre-construction costs (2)(4)	78,000		94,188	7,417	78,000	101,605	179,605			179,605	71,418
Total	$202,223		$663,186	$440,249	$202,223	$1,103,435	$1,305,658	(3)	$478,820	$826,838

The changes in total real estate assets and accumulated depreciation for the years ended December 2013, 2012, and 2011 are as follows:

	Total Real Estate Assets								Accumulated Depreciation
	2013		2012	2011					2013	2012	2011
Balance, beginning of year	$1,129,647		$1,107,314	$1,092,916		Balance, beginning of year			$(473,101)	$(446,059)	$(417,712)
New development and improvements	199,099	(4)	26,131	19,352		Depreciation for year			(35,615)	(31,060)	(30,289)
Disposals/Write-offs	(29,006)		(3,798)	(4,954)		Disposals			29,896	4,018	1,942
Transfers In	5,918					Transfers In
Balance, end of year	$1,305,658		$1,129,647	$1,107,314		Balance, end of year			$(478,820)	$(473,101)	$(446,059)

(1) In January 2014, the Company disposed of its 50% interest in Arizona Mills.
(2) Excludes $193.3 million relating to the Company's investments in new center properties under development in Asia, including cumulative translation adjustments.
(3) The unaudited aggregate cost for federal income tax purposes as of December 31, 2013 was $1.465 billion.
(4) Includes University Town Center, which has a construction facility with a maximum amount of $225,000.